UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

CUTERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Stockholders:

We are very pleased to announce that our board of directors (the “Board”) appointed Sheila A. Hopkins as a new director effective on May 17, 2021 for a term expiring at the Annual Meeting of Stockholders to be held on June 15, 2021 (the “2021 Annual Meeting”). The Board of Directors has also nominated Ms. Hopkins for election as a director for a one-year term expiring at the next Annual Meeting of Stockholders in 2022 (the “2022 Annual Meeting”).

Because this change adds Ms. Hopkins to the slate of nominees for election as directors at the 2021 Annual Meeting and because certain other events that have transpired since our Proxy Statement was filed with the Securities and Exchange Commission on April 30, 2021 (the “Proxy Statement”), we are providing you with additional information in the enclosed Supplement to the Proxy Statement (the “Supplement”) and an amended proxy card to allow you to vote on the election of Ms. Hopkins to serve as a director until the next 2022 Annual Meeting. For technical reasons, the election of Ms. Hopkins is being considered as a separate proposal (Proposal Five).

You should resubmit your vote on all five proposals by one of the alternatives described in the Supplement. The receipt of your new proxy or voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit your new proxy or voting instructions, your previously submitted proxy or voting instructions will be voted at the 2021 Annual Meeting with respect to all other proposals, including the election of other nominees for director (Proposal One), but will not be counted in determining the outcome of Proposal Five, the election of Ms. Hopkins as a director.

Please read the Proxy Statement that was previously made available to stockholders and the attached Supplement in their entirety, as together they contain all of the information that is important to your decisions in voting at the 2021 Annual Meeting.

Sincerely,

/s/ David H. Mowry
Chief Executive Officer

Brisbane, California

June 1, 2021

AMENDED NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

June 15, 2021

at 9:00 A.M. Pacific Time

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (together with any postponements, adjournments or other delays thereof, the “Annual Meeting”) of Cutera, Inc. (the “Company”). The meeting will be held on June 15, 2021, at 9:00 a.m. Pacific Time, virtually by visiting www.virtualshareholdermeeting.com/CUTR2021, where you will be able to listen to the meeting live, submit questions and vote online. The meeting is being held for the following purposes:

1.	Elect six directors to each serve a one-year term that expires at the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.

Ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2021;

3.	Hold a non-binding advisory vote on the compensation of Named Executive Officers;

4.	Approve the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan;

5.	Elect Sheila A. Hopkins to serve a one-year term that expires at the 2022 Annual Meeting of Stockholders and until her successor has been duly elected and qualified; and

6.

Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanied the original Notice of Annual Meeting that was sent to you on or prior to May 6, 2021 (the “Proxy Statement”), except that additional information with respect to Proposal Five listed above and certain other information related to Proposals One and Two are set forth in the accompanying Supplement to the Proxy Statement (the “Supplement”).

To help conserve resources and reduce printing and distribution costs, we will be mailing a notice electronically to our stockholders, instead of a paper copy of this Supplement, the Proxy Statement, our 2020 Annual Report and a form of proxy card or voting instruction card (collectively referred to as “Proxy Materials”). The notice will have instructions on how to access our Proxy Materials over the internet and instructions on how stockholders can receive a paper copy of our Proxy Materials if so desired. You may have already received this notice.

Your vote is important, regardless of the number of shares that you own. Whether or not you intend to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented. The meeting will begin promptly at 9:00 a.m., Pacific Time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on April 19, 2021 will be entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ David H. Mowry	Brisbane, California June 1, 2021

Chief Executive Officer & Director

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/CUTR2021 or dialing US:1-800-690-6903. Whether or not you expect to attend the meeting, please date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote at the meeting by attending the meeting virtually. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

This Supplement to Proxy Statement (this “Supplement”) is dated June 1, 2021 and is being furnished to the stockholders of Cutera, Inc. (“we”, “us”, “our” or the “Company”) in connection with the solicitation of proxies for use at the 2021 Annual Meeting of Stockholders to be held on June 15, 2021 (together with any postponements, adjournments or other delays thereof, the “Annual Meeting) pursuant to the accompanying Amended Notice of 2021 Annual Meeting of Stockholders.

On April 30, 2021, the Company filed its proxy statement (the “Proxy Statement”) relating to the Annual Meeting with the Securities and Exchange Commission (the “SEC”) and made available to its stockholders on the Internet, or commenced delivering to its stockholders by mail, the Proxy Statement and related proxy materials. Subsequent to that date, the board of directors of the Company (the “Board”) appointed Sheila A. Hopkins to the Board and nominated her as a director for election at the Annual Meeting. This Supplement is being provided to the Company’s stockholders in order to: (1) provide certain information about, and allow the stockholders to elect, Sheila A. Hopkins to the Board, (2) provide additional information on events that have transpired since the filing of the Proxy Statement that may be relevant to voting on Proposal One, and (3) correct inaccuracies in the audit fee table that may be relevant to voting on Proposal Two. Proposal Five to elect Ms. Hopkins to the Board is an addition to the agenda for the Annual Meeting.

This Supplement and the Amended Notice of 2021 Annual Meeting of Stockholders supplement and amend the Notice of 2021 Annual Meeting of Stockholders and the Proxy Statement that was sent to you earlier.

This Supplement is being furnished to our stockholders of record as of the close of business on April 19, 2021, the record date for the Annual Meeting, in connection with the solicitation of proxies to be voted at the Annual Meeting pursuant to the accompanying Amended Notice of Annual Meeting of Stockholders. This Supplement and the Amended Notice of Annual Meeting of Stockholders supplement and amend the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 30, 2021, previously mailed or made available to our stockholders. This Supplement does not provide all of the information that is important to your decision at the Annual Meeting. Additional information is contained in the Proxy Statement. We encourage you to carefully read this Supplement together with the Proxy Statement.

Stockholders of record are receiving an amended proxy card with this Supplement. The amended proxy card enclosed with this Supplement differs from the proxy card previously furnished to you with the Proxy Statement in that the enclosed amended proxy card includes Ms. Hopkins for election as a director under Proposal Five. Stockholders of record may vote on all five proposals by signing, dating and returning the amended proxy card enclosed with this Supplement or submitting a proxy via the Internet or by telephone by following the procedures on your amended proxy card. Properly executed proxies that do not contain voting instructions for any proposal will be voted in accordance with the recommendations of the Board.

If you have already voted, you should resubmit your vote on all five proposals by submitting the amended proxy card enclosed with this Supplement. If you do not submit a new proxy card, your previously submitted proxy will be voted at the Annual Meeting with respect to all proposals other than Proposal Five (the election of Ms. Hopkins as a director).

Except for the matters discussed above and the addition of Proposal Five, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.

Voting, Revoking Your Proxy

If you sign, date and return the amended proxy card, it will revoke and replace any previous proxy that you have submitted. If you do not sign, date and return the amended proxy card, your previous proxy will be voted at the Annual Meeting with respect to all proposals other than Proposal Five (the election of Ms. Hopkins as a director). In order to vote on Mr. Hopkins as a nominee for director, you must submit a vote on Proposal Five. You can do this by signing, dating and returning the amended proxy card enclosed with this Supplement or submitting a proxy via the Internet or by telephone by following the procedures on your amended proxy card. You may also vote by attending the Annual Meeting virtually and voting during the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions that your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

If the amended proxy card or original proxy card is properly signed, dated and returned and is not revoked, the proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated on the most recently dated proxy. If no instructions are indicated on the amended proxy card, the proxy will be voted “FOR” all of the proposals contained thereon.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) notifying our Corporate Secretary in writing, (ii) by delivering a later-dated proxy or (iii) voting virtually at the Annual Meeting. Mere attendance virtually at the Annual Meeting will not automatically revoke your proxy unless you vote again virtually at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Votes Required for Proposal Five

Each share of common stock is entitled to one vote at the Annual Meeting. For Proposal Five, Ms. Hopkins will be elected if she receives a plurality of the votes cast by holders of our common stock at the Annual Meeting or by proxy on Proposal Five. If you withhold your vote on the election of Ms. Hopkins the Board, it will have no effect on the outcome of the vote on Proposal Five. Broker non-votes will have no effect on the outcome of Proposal Five.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors is considered a non-routine matter. Therefore, if you do not otherwise instruct your broker, your broker may not vote “FOR” Proposal Five and your shares will not be counted as voting in favor of electing Ms. Hopkins to the Board.

Additional Candidate for Election at the Annual Meeting

On May 13, 2017 the Board, in accordance with our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, increased the size of the Board by one director and appointed Sheila A. Hopkins as a new director to fill the vacancy, effective May 17, 2021. This Supplement has been prepared to provide our stockholders with information regarding a new proposal to elect Ms. Hopkins that would have been included in the Proxy Statement had she been appointed prior to the filing of the Proxy Statement. In order to facilitate the proper tallying of votes cast by our stockholders prior to the nomination of Ms. Hopkins for election as a director, the election of Ms. Hopkins is being considered as a separate proposal, Proposal Five. Biographical information concerning Ms. Hopkins is provided below under “Proposal Five-Election of an Additional Director.”

PROPOSAL FIVE—ELECTION OF AN ADDITIONAL DIRECTOR

In addition to Proposal One of the Proxy Statement, in which our Board recommended that stockholders vote for the election to our Board of each of the nominees named in the Proxy Statement, our Board is pleased to inform you that a new candidate has been nominated for election as a director. On May 13, 2021, Ms. Hopkins was appointed to our Board effective May 17, 2021 for a term expiring at the Annual Meeting. On May 31, 2021 our Board appointed Ms. Hopkins to the Company’s Audit Committee, to replace J. Daniel Plants, and to the Company’s Compensation Committee. Ms. Hopkins has agreed to be named as a nominee for director and to serve as a director if elected.

The Nominating and Corporate Governance Committee engaged a third-party search firm to assist in the identification and evaluation of Ms. Hopkins. Ms. Hopkins was appointed to our Board following a recommendation by our Nominating and Corporate Governance Committee and an extensive interview and screening process involving a number of qualified candidates. The Board then took into account, among other things, stockholders’ interest in adding directors with consumer-focused skill sets and other significant board of director experiences including leading worldwide businesses in the healthcare field and global marketing experience in the consumer healthcare products sector. Based on its review, our Board has determined that Ms. Hopkins is an independent director.

We have provided information below about Ms. Hopkins, including her age and business experience during the past five years, including service on other public company boards of directors.

Ms. Hopkins, age 65, currently serves as a director for Prestige Consumer Healthcare, a role she has held since 2015, where she also serves on the Audit, Nominating & Corporate Governance and Compensation and Talent Management Committees. Prior to 2015, Ms. Hopkins served as EVP and President, Global Vision Care for Bausch + Lomb, a healthcare company, from 2011 until her retirement in 2013. Prior to that, Ms. Hopkins spent 14 years at Colgate-Palmolive, a consumer products company, where she held several senior management positions including Vice President and General Manager, Personal Care, and Vice President, Global Business Development from 1997 to 2011. Ms. Hopkins previously served on the board of directors of Warnaco Inc., a leading apparel company, from 2003 to 2013, and on the board of directors of the Consumer Healthcare Products. Ms. Hopkins has also held senior marketing and sales positions at Procter & Gamble and Tambrands. Ms. Hopkins earned a B.A. in History from Wellesley College.

Ms. Hopkins did not beneficially own any shares of common stock of the Company prior to May 17, 2021, the date of her appointment to the Board.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR MS. HOPKINS.

Additional Information to Consider Related to Proposal One

Executive Chairman

On May 19, 2021, J. Daniel Plants became the Executive Chairman of the Company and became an employee of the Company effective as of the same date. Mr. Plants had previously been the non-executive Chairman of the Company.

Mr. Plants’ base salary will be $250,000 and he will not be entitled to receive any board compensation during the period of his employment. The annual cash compensation of Mr. Plants will be as follows:

Name	Position	Salary	Target Bonus Opportunity		Target Cash Compensation
J. Daniel Plants	Executive Chairman	$250,000	$100,000	(1)	$350,000

(1)

The annual Target Cash Bonus Opportunity is based on achievement of certain corporate performance measures as determined by the Compensation Committee and the Board. For 2021, Mr. Plants’ Target Cash Bonus Opportunity will be a prorated amount to reflect the period during 2021 that he is employed with the Company.

Mr. Plants’ offer letter (the “Offer Letter”) also contemplates that for 2021, Mr. Plants would receive a restricted stock unit award with a value of approximately $125,000 divided by the volume weighted average stock price of a share (“VWAP”) over the 50 consecutive trading days immediately before the grant date. This award is scheduled to vest in three, equal installments on each of the one-, two-, and three- -year anniversaries of Mr. Plants’ employment start date, subject to his continued employment through the applicable vesting date. Mr. Plants’ offer letter also contemplates that for 2021, Mr. Plants would receive a performance-based restricted stock unit award with a value of approximately $125,000, divided by the volume weighted average stock price of a Share (“VWAP”) over the 50 consecutive trading days immediately before the grant date (the “2021 PSU”) that is subject to performance goals determined by the Board. The maximum number of shares that may vest under the 2021 Award is 100% of the target number of shares subject to the award. In the event of the Company’s Change of Control (as defined in the Severance Agreement) while the 2021 PSU remains subject to performance achievement, the portion of the award allocated to the performance period that is ongoing as of the Change of Control will be deemed to have achieved performance at the target level, and will be scheduled to vest on the last day of such performance period subject to Mr. Plants’ continued employment. Any portion of the 2021 PSU for which the performance period has not commenced will terminate in connection with the Change of Control. The Offer Letter is attached hereto as Exhibit 10.1 to the Company’s Form 8-K filing on May 25, 2021 and is incorporated herein by reference.

Pursuant to a Change of Control and Severance Agreement (the “Severance Agreement”), in the event of the Company’s termination of Mr. Plants’ employment with the Company without Cause (as defined in the Severance Agreement) and other than due to Mr. Plants’ death or disability or his reassignment as a director of the Company, that occurs other than during the period beginning three months prior to a Change of Control (as defined in the Severance Agreement) through 12 months after a Change of Control (the “Change of Control Period”), Mr. Plants would be entitled to receive a lump sum cash payment equal to the sum of (a) the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) six (6) months of Employee’s annual base salary, and (b) the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) the product of 6 times the first month’s premium payable for continued Company group health care coverage for Mr. Plants and his eligible dependents (collectively, the “Cash Severance”). If during the Change of Control Period, Mr. Plants’ employment is terminated by the Company without Cause and other than due to his death or disability, then Mr. Plants will receive two times the Cash Severance plus 100% of his target bonus for the fiscal year prior to when the termination date occurs (i.e. plus vesting acceleration with respect to certain of his equity awards as follows. Mr. Plants’ outstanding equity awards that are subject to time-based vesting (but not achievement of performance goals) will accelerate vesting as to 100% of the shares subject to those awards. Any severance payments and benefits under the Severance Agreement are subject to Mr. Plants entering into and not revoking a release of claims in favor of the Company. The Severance Agreement also provides that, in the event of a Change of Control, with respect to any equity awards granted to Mr. Plants within the period 12 months prior to the Change of Control that, as of the Change of Control, are subject to achievement of performance-based criteria (excluding Mr. Plants’ performance-based restricted stock units described further below), any portion of such awards for which the performance period is ongoing as of the Change of Control will have the performance period shortened and performance measured based on the shortened period, and to the extent performance is achieved, will vest in connection with the Change of Control. Any remaining portion of such award that has not vested prior to the Change of Control will terminate. The Severance Agreement is attached as Exhibit 10.2 to the Company’s Form 8-K filing on May 25, 2021 and is incorporated herein by reference.

Lead Independent Director

On May 31, 2021, upon recommendation of the Company’s Nominating and Corporate Governance Committee, the Board appointed Gregory A. Barrett as the lead independent director and agreed to compensate him with an additional $40,000 per year.

Additional Information to Consider Related to Proposal Two

The following information is being provided to correct the amounts and descriptions of fees paid to BDO USA, LLP during the fiscal year ended December 31, 2020, as set forth on page 22 of the Proxy Statement under the heading “Principal Accountant Fees and Services.” The table and accompanying text appearing on page 22 of the Proxy Statement is restated below to include the corrected information.

Principal Accountant Fees and Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by BDO described in the table below were approved by the Audit Committee.

The aggregate fees incurred by the Company for audit and non-audit services in 2020 and 2019 were as follows:

Service Category	2020 ($)	2019 ($)(2)
BDO USA, LLP:
Audit Fees(1)	$1,322,376	$1,067,575
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
Non-Audit Fees	$—	$—
Total BDO USA, LLP	$1,322,376	$1,067,575

(1)

In accordance with the SEC’s definitions and rules, audit fees are comprised of billed fees and fees expected to be billed for professional services related to the audit of financial statements and internal control over financial reporting for the Company’s 2020 and 2019 fiscal years as included in the annual report on Form 10-K; and the review of financial statements for interim periods included in the quarterly reports on Form 10-Q within those years.

(2)	Includes $188,450 which was additionally billed by BDO for 2019 Audit.

CUTERA, INC. 3240 BAYSHORE BLVD. BRISBANE, CA 94005 ATTN: JEREMY LIVIANU	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/CUTR2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D55490-P52502 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS AMENDED PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  CUTERA, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Elect six directors to each serve a one-year term that expires at the 2022 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;	☐	☐	☐

NOMINEES:

01) Gregory A. Barrett 02) David H. Mowry 03) Timothy J. O’Shea	04) J. Daniel Plants 05) Joseph E. Whitters 06) Katherine S. Zanotti

	For	Against	Abstain

2.  Ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2021;

	☐	☐	☐

3. Hold a non-binding advisory vote on the compensation of Named Executive Officers;	☐	☐	☐

4.  Approval of the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan by 600,000 shares of common stock; and

	☐	☐	☐
	For		Withhold

5. Elect Sheila A. Hopkins to serve a one-year term that expires at the 2022 Annual Meeting of Stockholders and until her successor has been duly elected and qualified.	☐		☐

6.  Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

THIS PROXY HAS BEEN REVISED TO REFLECT THE NEW PROPOSAL 5

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D55491-P52502

CUTERA, INC.

Annual Meeting of Stockholders

June 15, 2021 9:00 AM PDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) J. Daniel Plants and David H. Mowry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CUTERA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually by visiting www.virtualshareholdermeeting.com/CUTR2021, on June 15, 2021, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)